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                                                                      Exhibit 99


For Immediate Release                              For More Information Contact:
                                                      Jim Graham, (910) 641-0044

Whiteville, NC - August 4, 2003 - Waccamaw Bankshares, (NASDAQ: WBNK), the Whiteville based community bank financial holding company has announced a 6 for 5 stock dividend payable to stockholders of record August 5, 2003, effective August 15, 2003.

Waccamaw Bankshares recently reported second quarter 2003 net income of $495,000, a 36.6% increase over the earlier year's period with earnings for the first six months of 2003 being $962,000, a 48% over the same period in 2002.

This stock dividend follows a previous 6 for 5 exchange when Waccamaw Bankshares, Inc. was formed on June 30, 2001. Waccamaw Bank issued a 6 for 5 stock dividend on February 28, 2000 prior to formation of Waccamaw Bankshares, Inc.

Waccamaw Bankshares trades on the NASDAQ Small Capital Market under the symbol WBNK. For more information call Jim Graham at (910) 641-0044 or visit our website at www.waccamawbank.com.

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For the Wilmington Star News
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Waccamaw Bankshares, Inc. (NASDAQ Symbol: WBNK) the Whiteville, North Carolina
based community financial holding company and parent of Waccamaw Bank reports income for the second quarter of 2003 of $495,512, a 36% increase over the same period in 2002. Year to date earnings are reported at $962,032, a 48% increase over the earlier year's figures. Earnings per share for the second quarter equaled $.32 as compared to $.24 for the second quarter of 2002. Earnings per share increased to $.63 for the first 6 months of the year compared with $.42 per share for the same period in 2002. Total assets increased 18.3% to $184,530,000. Waccamaw Bankshares has over 2100 area shareholders and operates offices in Whiteville, Tabor City, Chadbourn, Shallotte and Holden Beach.